Exhibit 99.1

NEWS RELEASE

CSG Systems Appoints John L. M. Hughes to Board of Directors

ENGLEWOOD, Colo. (March 7, 2011) — CSG Systems International, Inc. (NASDAQ:CSGS), a leading provider of customer interaction management and billing solutions today announced that John L.M. Hughes will join the CSG Systems Board of Directors as an independent board member.

Hughes recently served as Chairman of the Board for the past five years at Intec Telecom Systems plc, acquired in 2010 by CSG. As Chairman, Hughes successfully led the sale of Intec to CSG in a positive transaction for both companies.

“The addition of John’s international and technology experience, in particular as CSG has recently expanded our business into new geographic markets and verticals, brings tremendous value to our Board of Directors,” said Don Reed, chairman of the Board of Directors for CSG Systems. “We are proud to add his strategic leadership to our Board during this transformative time for our business.”

Hughes currently serves as Chairman of the Board of multinational network infrastructure systems and solutions companies such as Spectris plc, Telecity Group plc and Sepura plc, adding valuable industry and global market knowledge for CSG. In these roles, Hughes has gained extensive experience in building successful Boards and strategies to help businesses focus on enhancement of shareholder value by both growth and operational excellence.

Prior to his Board service, Hughes has held management positions at market-leading companies such as Hewlett-Packard and Lucent Technologies as well as other leading technology companies in the United States and Europe. Hughes received a Bachelor of Science in Electrical & Electronic Engineering from the University of Hertfordshire in the United Kingdom. John was appointed CBE in the recent UK New Year’s Honours list for services to international telecommunications.

Hughes will serve on the nominating & corporate governance and compensation committees as a member of CSG Systems’ Board.

About CSG Systems CSG

Systems International, Inc. (NASDAQ: CSGS) is a world-leading Business Support Systems (BSS) company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Comcast, China Unicom, DISH Network, France Telecom, Orange, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 25 years of experience and expertise in voice, video, data and content services, CSG Systems offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. The company serves a global client base across highly competitive industries including cable and direct broadcast satellite, telecommunications, financial services, healthcare, utilities, content and entertainment and more. For more information, visit our website at www.csgsystems.com.

For more information, contact:

Liz Bauer, Investor Relations

CSG Systems

Phone: (303) 804-4065

E-mail: liz_bauer@csgsystems.com

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